InspireMD Reports 94% Increase in CGuard™ EPS Revenues
for the Second Quarter of 2018

Tel Aviv, Israel— August 6, 2018 - InspireMD, Inc. (NYSE American:NSPR), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by the treatment of carotid artery disease, today announced results for the second quarter ending June 30, 2018.

Second Quarter 2018 highlights:

●	Revenues in Q2 of $1.0 million for 2018 versus $640,000 in 2017, an increase of 57%
●	CGuard™ EPS revenues in Q2 of $833,000 for 2018 versus $430,000 in 2017, an increase of 94%
●	$6.4 million of cash at June 30, 2018, not including $6.4 million in net proceeds from capital raised in Q2 but received in early July 2018
●	All the Redeemable Preferred Shares were redeemed in early July with proceeds from the most recent stock offering

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “We are pleased to report another strong quarter with 94% year-over-year growth in sales of CGuard™ EPS, with total sales in excess of $1 million for the second quarter of 2018. We achieved these results while in the midst of transitioning our sales and marketing strategy from KOLs, where we are already generating strong adoption, to mainstream physicians, as previously discussed. In particular, we are more aggressively targeting vascular surgeons, who currently treat the majority of patients with carotid artery disease with open surgery. Vascular surgeons have been slow to adopt carotid arterial stenting (CAS) due to stroke risks associated with conventional stents. The response from these vascular surgeons has been positive and when presented with a safe, minimally invasive option, they have shown a willingness to adopt the CGuardTM EPS over the more invasive surgical procedure (CEA) for their patients. We believe expanding into the vascular surgery market segment would significantly expand the addressable market for our product. Importantly, there are 2.2 million people diagnosed with high grade carotid stenosis each year, but only six hundred thousand, or 30%, receive a surgical or stent procedure. This is due, in large part, to the risks associated with traditional procedures. As a result, we see an untapped market of at least 1.6 million additional patients per year that could be helped with CGuard™ EPS as a safer alternative to traditional procedures. With our recent capital raise completed, we are accelerating our commercial activities. We expect to see the impact of this investment, along with our expanded sales and marketing initiatives as we end this year and head into the new year.”

“Overall, the market has been extremely receptive to CGuardTM EPS. In addition to rapid revenue growth, we have had featured presentations at top industry conferences in just the past quarter including the SBHCI Congress in Brazil, the 10th International Congress of the Polish Society for Vascular Surgery, a live case transmission to the 2nd DGA Interventional Congress, and EuroPCR 2018 where we presented the expanded 24 month follow-up results from the PARADIGM-Extend Clinical Study utilizing CGuard™ EPS. Cumulative data in the PARADIGM-Extend Clinical Study showed no major strokes in the peri-procedural or post-procedural period up to 30 days (0%) and there were no stroke or stroke-related deaths between 12 and 24 months. In addition, the duplex ultrasound data confirmed normal vessel healing with CGuard™ EPS with no indication of any long term in-stent restenosis. These results included a significant proportion of challenging patients that would have otherwise been sent to surgery (carotid endarterectomy). Importantly, these and other clinical data suggest that CGuard™ EPS may offer a safer alternative to the surgical gold standard of carotid endarterectomy (CEA).”

“Finally, as previously disclosed, we have met with the FDA regarding our investigational device exemption (IDE) submission for CGuard™ EPS, and, having completed our recent financing, we are actively working on this submission. We look forward to providing further updates in the coming months.”

Financial Results

Revenue for the second quarter ended June 30, 2018 was $1,003,000 compared to $640,000 during the same period in 2017. The increase was primarily due to an increase in sales of CGuard™ EPS as a result of our continued focus on expanding existing markets such as Germany, Italy and Russia, our transition from our prior exclusive distribution partner for most of Europe to local distributors and expanding into new geographies such as India. The Company’s gross profit for the quarter ended June 30, 2018 was $277,000 compared to $147,000 for the same period in 2017. Gross margin increased to 27.6% in the three months ended June 30, 2018 from 23.0% in the same period in 2017, driven mainly by higher volume and more efficient utilization of our fixed manufacturing resources.

Total operating expenses for the quarter ended June 30, 2018 were $1,750,000, a decrease of 28.3% compared to $2,441,000 for the same period in 2017. This decrease was primarily due to a decrease in salary expenses, primarily due to a salary related accrual in 2017 and a decrease in share-based compensation expenses. Financial income for the quarter ended June 30, 2018 was $846,000 compared to $0 for the same period in 2017, largely due to non-cash income associated with our preferred stock. Net loss for the quarter ended June 30, 2018 totaled $627,000, or $0.15 per basic and diluted share, compared to a net loss of $2,294,000, or $7.30 per basic and diluted share, in the same period in 2017.

Revenue for the six months ended June 30, 2018 was $2,010,000 compared to $1,209,000 during the same period in 2017. The increase was primarily due to an increase in sales of CGuard™ EPS as a result of our transition from our prior exclusive distribution partner for most of Europe to local distributors, continued focus on expanding existing markets such as Germany and Italy and expanding into new geographies such as India. The Company’s gross profit for the six months ended June 30, 2018 was $570,000 compared to $221,000 for the same period in 2017. Gross margin increased to 28.4% in the six months ended June 30, 2018 from 18.3% in the same period in 2017, driven mainly by higher volume and more efficient utilization of our fixed manufacturing resources.

Total operating expenses for the six months ended June 30, 2018 were $3,996,000, a decrease of 18.8% compared to $4,919,000 for the same period in 2017. This decrease was primarily due to a decrease in salary expenses, primarily due to a salary related accrual in 2017 and a decrease in share-based compensation expenses, partially offset by an increase in legal expenses. Financial income for the six months ended June 30, 2018 was $410,000 compared to $154,000 of financial expenses for the same period in 2017, largely due to non-cash income associated with our preferred stock. Net loss for the six months ended June 30, 2018 totaled $3,016,000, or $0.76 per basic and diluted share, compared to a net loss of $4,853,000, or $25.64 per basic and diluted share, in the same period in 2017.

As of June 30, 2018, cash and cash equivalents were $6,442,000, compared to $3,710,000 as of December 31, 2017. The June 30, 2018 cash balance does not include $6.4 million in net proceeds from capital raised in Q2 2018 but received in early July 2018.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for Carotid Stenting by providing outstanding acute results and durable stroke free long term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com

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CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(U.S. dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues	$1,003	$640	$2,010	$1,209
Cost of revenues	726	493	1,440	988

Gross Profit	277	147	570	221

Operating Expenses:
Research and development	230	403	482	753
Selling and marketing	580	632	1,072	1,164
General and administrative	940	1,406	2,442	3,002

Total operating expenses	1,750	2,441	3,996	4,919

Loss from operations	(1,473)	(2,294)	(3,426)	(4,698)

Financial expenses (income)	(846)	-	(410)	154

Loss before tax expenses	(627)	(2,294)	(3,016)	(4,852)

Tax expenses (Income)	-	-	-	1

Net Loss	$(627)	$(2,294)	$(3,016)	$(4,853)

Net loss per share – basic and diluted	$(0.15)	$(7.30)	$(0.76)	$(25.64)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	6,745,360	313,812	4,511,681	213,840

CONSOLIDATED BALANCE SHEETS (1)

(U.S. dollars in thousands)

	June 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$6,442	$3,710
Accounts receivable:
Trade, net	916	643
Other	175	207
Prepaid expenses	71	62
Inventory	637	533

Total current assets	8,241	5,155

Non-current assets:
Property, plant and equipment, net	431	476
Deferred Issuance Costs	310	-
Funds in respect of employee rights upon retirement	489	476

Total non-current assets	1,230	952

Total assets	$9,471	$6,107

	June 30, 2018	December 31, 2017

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accruals:
Trade	$476	$328
Other	1,978	2,134
Contract liability	26	20

Total current liabilities	2,480	2,482

Long-term liabilities:
Liability for employees rights upon retirement	629	624

Total long-term liabilities	629	624

Total liabilities	3,109	3,106

Redeemable preferred shares	2,264	274

Equity:
Common stock, par value $0.0001 per share; 150,000,000 shares authorized at June 30, 2018 and December 31, 2017; 6,453,428 and 1,483,556 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	-	-
Preferred B shares, par value $0.0001 per share; 500,000 shares authorized at June 30, 2018 and December 31, 2017; 17,303 and 27,075 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	-	-
Preferred C shares, par value $0.0001 per share; 1,172,000 shares authorized at June 30, 2018 and December 31, 2017; 378,840(3) and 741,651 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	-	-
Preferred D shares, par value $0.0001 per share; 750 shares authorized at June 30, 2018 and December 31, 2017; 300(4) and 750 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	-	-
Additional paid-in capital	147,466	143,079
Accumulated deficit	(143,368)	(140,352)

Total equity	4,098	2,727

Total liabilities, redeemable preferred shares and equity	$9,471	$6,107

(1) All 2018 financial information is derived from the Company’s 2018 unaudited financial statements, as disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission; all 2017 financial information is derived from the Company’s 2017 unaudited financial statements, as disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

(2) Including 306,917 shares that are classified in Redeemable Preferred Shares and were redeemed in full on July 3, 2018.

(3) The 300 shares are classified in Redeemable Preferred Shares and were redeemed in full on July 3, 2018.